EXHIBIT 99.1

 Air Methods
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                                              The #1 Airborne Healthcare Company

                AIR METHODS ANNOUNCES YEAR 2006 FINANCIAL RESULTS
                     AND PROVIDES FIRST QUARTER 2007 UPDATE

DENVER, CO., March 8, 2007 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported revenue and net income for the year and fourth quarter ended December 31, 2006.

For the year, revenue increased 16% to $319.5 million compared to $276.2 million in the prior year. Net income, was $17.2 million or $1.40 per diluted share compared to $11.8 million or $1.02 per diluted share. As previously disclosed, the current year results include a $0.5 million ($0.04 per diluted share) increase in income tax expense above the highest federal tax rate of 35%, resulting from the application of the new higher expected rate to deferred income tax liabilities. The prior year results included a loss on early extinguishment of debt, net of income taxes, of $1.9 million or $0.16 per diluted share.

For the fourth quarter, revenue increased 5% to $77.5 million as compared with $73.6 million during the prior-year period. Net income decreased to $1.2 million or $0.10 per diluted share compared to net income of $3.5 million or $0.29 per diluted share in the prior-year period. As previously disclosed, the current-year quarter results include a $0.8 million ($0.06 per diluted share) increase in income tax expense above the highest federal tax rate of 35%, resulting from the application of the new higher expected rate to current and deferred income tax liabilities. In addition the current-year quarter net income was decreased by $0.6 million, or $0.05 per diluted share, from the impact of an aviation accident experienced in December 2006.

The current and prior period revenue amounts are presented net of reserves for uncompensated care, pursuant to the recently announced change in accounting policy.

The decrease in net income for the fourth quarter is primarily attributed to the items discussed above. In addition, net revenue per community-based transport was below expectation for the quarter due to lower than anticipated collections. Net revenue per community-based transport decreased slightly from $5,996 in the prior-year quarter to $5,958 in the current period, despite price increases during 2006. The lower than anticipated collection rate was attributed to normal fluctuations inherent in the collection process, since change in payer mix was not significant between the two periods.

During the fourth quarter of 2006, total patients transported within community-based operations were 8,382 as compared with 7,809 during the prior-year quarter. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased by 78 patients or 1%, while weather cancellations for these same bases increased by 42 transports, compared with the prior-year period. For the year 2006, Same-Base Transports increased by 615 or 2%, while weather cancellations for community-bases in operation greater than one year increased by 173 patient transports, as compared with the prior year.

The Company also provided an update on first quarter 2007 flight volume. Same-Base Transports within community-based operations through February were down 185 patient transports or 4% as compared with the prior-year period, while weather cancellations for these same bases increased 26 transports compared with the prior-year period. In addition, reduction in requests for service, which are not reflected in weather cancellations, was attributed to more severe weather conditions.

Aaron Todd, CEO of Air Methods, commented, "We are proud of our 2006 financial results. Our ability to generate strong growth in earnings during a period of high inflation in our cost of labor and flight operations is evidence of our strong position within the air medical industry. While our quarterly results continue to reflect high variability, the long-term trends continue to demonstrate year-over-year growth in both revenue and earnings."

Mr. Todd added, "Despite the impact of weather on transports during the first two months of 2007, we remain very optimistic in our ability to achieve year-over-year earnings growth. We anticipate improving margins within our hospital-based operations in 2007 due to projected moderation in our maintenance expenditures and to anticipated price increases on contract renewals. We expect continued growth in Same-Base Transports for community-based operations, adjusted for weather variations, and will continue to expand the number of operating bases in 2007. In addition, reimbursement rates continue to be positively affected by periodic price increases, as reimbursement rates for insured patients have kept pace with recent increases overall."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 1366633, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 200 helicopters and fixed wing aircraft.

                                      AIRM
                                     ------
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at  Lytham Partners, LLC, at (602) 889-9700.  Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.


                        - FINANCIAL STATEMENTS ATTACHED -

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                               December 31,   December 31,
                                                   2006           2005
                                               -------------  ------------

ASSETS
------

Current assets:
Cash and cash equivalents                      $       4,219         3,218
Trade receivables, net                               100,559        83,567
Other current assets                                  35,083        25,726
                                               -------------  ------------

Total current assets                                 139,861       112,511

Net property and equipment                            95,575        93,530
Other assets, net                                     14,721        15,491
                                               -------------  ------------

Total assets                                   $     250,157       221,532
                                               =============  ============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable related to assets held for sale  $       9,560         6,446
Current portion of indebtedness                        9,963        10,056
Accounts payable, accrued expenses and other          28,306        29,170
                                               -------------  ------------

Total current liabilities                             47,829        45,672

Long-term indebtedness                                62,346        58,392
Other non-current liabilities                         32,668        31,257
                                               -------------  ------------

Total liabilities                                    142,843       135,321

Total stockholders' equity                           107,314        86,211
                                               -------------  ------------

Total liabilities and stockholders' equity     $     250,157       221,532
                                               =============  ============

                               AIR METHODS CORPORATION AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Amounts in thousands, except share and per share amounts)

                                                      Quarter Ended                 Year Ended
                                                       December 31,                December 31,
                                             ------------------------------  ------------------------
                                                  2006            2005          2006         2005
                                             ---------------  -------------  -----------  -----------
Revenue:
Flight operations                            $       76,469         71,513      313,879      268,249
Product operations                                    1,009          2,120        5,625        7,929
                                             ---------------  -------------  -----------  -----------
Total revenue                                        77,478         73,633      319,504      276,178
                                             ---------------  -------------  -----------  -----------

Expenses:
Operating expenses                                   59,084         53,196      231,317      199,051
General and administrative                           10,521          9,997       40,710       36,971
Depreciation and amortization                         3,306          3,131       12,910       12,021
                                             ---------------  -------------  -----------  -----------
                                                     72,911         66,324      284,937      248,043
                                             ---------------  -------------  -----------  -----------

Operating income                                      4,567          7,309       34,567       28,135

Interest expense                                     (1,473)        (1,310)      (5,821)      (5,956)
Loss on early extinguishment of debt                      -              -            -       (3,104)
Other, net                                              406            256        1,598          950
                                             ---------------  -------------  -----------  -----------

Income before income taxes                            3,500          6,255       30,344       20,025

Income tax expense                                   (2,299)        (2,777)     (13,144)      (8,193)
                                             ---------------  -------------  -----------  -----------

Net income                                   $        1,201          3,478       17,200       11,832
                                             ===============  =============  ===========  ===========

Income per common share - basic:
  Basic                                      $         0.10           0.31         1.46         1.07
  Diluted                                    $         0.10           0.29         1.40         1.02

Weighted average common shares outstanding:
  Basic                                          11,819,102     11,171,835   11,748,107   11,058,971
  Diluted                                        12,344,396     11,843,815   12,306,047   11,654,885